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                                                   Exhibit 99

                           ALCO STANDARD CORPORATION
                             AMENDED AND RESTATED
                     LONG TERM INCENTIVE COMPENSATION PLAN
                       (Effective as of October 1, 1992)

          1.   Purpose.   The Alco Standard Corporation Long-Term Incentive
Compensation Plan was adopted effective October 1, 1992 for the purpose of motivating, recognizing and rewarding performance at the corporate, group and company levels which enhances long term shareholder value. The Plan has been designed and is intended to operate in a manner consistent with Alco Standard Corporation's decentralized operating philosophy and multitiered organizational structure.

          2.   Eligibility.   Participation in the Plan shall be limited to
full-time key employees of Alco Standard Corporation ("Alco") and its subsidiaries (collectively, the "Company").

          3.   Shares.   No more than 2,500,000 shares of common stock, no par
value, of Alco ("Shares") may be issued under the Plan. Shares subject to awards which have been forfeited pursuant to the terms of this Plan may again be awarded pursuant to the Plan.

          4.   Adjustments.   If the outstanding Shares are increased, decreased
or exchanged for a different number or kind of shares or other securities, or if additional Shares or other property (other than ordinary cash dividends) are distributed with respect to such Shares or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, dividend, stock split, reverse stock split, spin off, split off, or other distribution with respect to such Shares or other securities, an appropriate and proportionate adjustment may be made in (i) the maximum number and kind of shares that may be issued under the Plan and (ii) the number and kind of shares or other securities subject to then outstanding awards. No fractional shares will be issued under the Plan on account of any such adjustments.

          5.   Administration and Interpretation.   The Plan shall be
administered by a committee of the Board of Directors of Alco (the "Committee"), which shall consist of two or more directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3(c) under the Securities Exchange Act of 1934 and an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code and applicable regulations thereunder. The Committee may make such rules and establish such procedures as it deems appropriate for the administration of the Plan. In the event of any disagreement as to the interpretation of the Plan or any rule or procedure thereunder, the decision of the Committee shall be final and binding upon all persons in interest.

          6.   Awards.   The Committee shall have the authority to make awards
("Awards") under the Plan to any person who meets the eligibility requirements set forth in

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Section 2.  At the time an Award is made, the Committee shall specify (i) the number of Shares subject to the Award, (ii) the objective performance goals that must be met in order for the recipient of the Award to receive the Shares and (iii) the time period within which the performance goals must be met ("restriction period"). The performance goals specified by the Committee may relate to an individual employee's performance, the performance of an employee's business unit or the performance of the Company as a whole or to any combination of the foregoing. Measurements of performance may include stock price, sales, earnings per share, return on equity, return on assets, growth in assets, total shareholder return or such other objective performance goal as may be established by the Committee. The number of Awards, if any, made each year, the persons to whom and the time or times at which Awards are made, the number of Shares included in any Award, the performance goals applicable to each Award and the other terms and provisions of such Award shall be wholly within the discretion of the Committee, subject to the overall limit prescribed in Section 3.

          7.   Certification;  Forfeiture.   If the Committee shall certify,
after the end of the restriction period, that the applicable performance goals have been met, Alco shall cause a stock certificate representing the number of Shares subject to the Award to be issued in the name of, and delivered to, the employee, subject to reduction in the number of shares in the event the employee so elects pursuant to Section 11. If the Committee does not so certify, the Award shall be forfeited. Unless otherwise determined by the Committee, an Award will be forfeited if the grantee is not an employee of the Company on the last day of the restriction period.

          8.   Certificate.   Each Award shall be evidenced by a Restricted
Stock Award Certificate, which shall specify the number of Shares subject to the Award, the restriction period, and the applicable performance goals. In addition, the Committee may specify additional terms, not inconsistent with this Plan, by rules of general application or by specific direction in connection with a particular Award or group of Awards.

          9.   Common Stock Subject to Award.   Shares issued pursuant to Awards
may be unissued shares or treasury shares, including shares bought on the open market.

          10.  Rights of Participant in Shares.   A person shall not be deemed
to be the holder of, or to have the rights of a holder with respect to, any Shares subject to an Award unless and until a stock certificate representing such Shares is issued to such person.

          11.  Tax Withholding.   At the election of the employee, the Company
shall reduce and withhold the number of Shares which become issuable pursuant to the Award by up to one-third of the total number of Shares and shall apply an amount equal to the 100% of the fair market value of the Shares so withheld to applicable federal, state, city and other taxes required to be withheld by the Company pursuant to any statutes or other governmental regulation or ruling.

          12.  Nonassignment.   Any Award and the rights and privileges
conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by
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operation of law or otherwise), and shall not be subject to execution, attachment or similar process.

          13.  Plan and Award Not to Affect Employment.   Neither this Plan nor
any Award shall confer upon any eligible employee any right to continue in the employ of the Company.

          14. Amendment of Plan. The Board of Directors of Alco may terminate this Plan or make such amendments to this Plan as it deems necessary or advisable, provided, however, that unless otherwise required by law, no such amendment may impair the rights of any participant under any Award previously granted without such participant's consent. The Board of Directors may, if it deems appropriate, submit an amendment to the shareholders for their approval in order to satisfy any statutory or regulatory provision, including Section 162(m) of the Internal Revenue Code and Rule 16b-3 under the Securities Exchange Act of 1934.

          15.  Successors.   The Plan shall be binding upon and inure to the
benefit of any successor, successors or assigns of Alco.

          16.  Severability.   If any part of the Plan shall be determined to be
invalid or void in any respect, such determination shall not affect, impair, invalidate or nullify the remaining provisions of the Plan which shall continue in full force and effect.

          17.  Governing Law.   The Plan and actions taken in connection
herewith shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

          18.  Construction.   Wherever any words are used in this Plan in the
masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

          19. Liability of Committee Members. No member or former member of the Committee shall be liable, in the absence of bad faith or willful misconduct, for any act or omission with respect to service on the Committee. Service on the Committee shall constitute service as a director of the Company so that members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its Code of Regulations.

          20.  Other Benefits.   Neither the receipt of an Award nor the
issuance of Shares pursuant to an Award shall be deemed compensation for purposes of computing benefits under any retirement plan nor affect any benefits under any other benefit plan now or hereafter in effect under which the availability or amount of benefits is related to the level of compensation.

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          21.  Costs.   The Company shall bear all expenses incurred in
administering the Plan, including expenses of issuing Shares pursuant to an Award.

          22.  Effective Date.   This Amended and Restated Plan shall be
effective October 1, 1992, subject to approval by the Shareholders of Alco.

          23.  Termination of the Plan.   No Award shall be made after September
30, 2004. However, Awards made prior to such date shall continue to be governed in accordance with the terms of this Plan and employees shall be entitled to receive payment for such Awards under the terms of this Plan.